SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Identix Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

IDENTIX INCORPORATED
To Be Held On October 25, 2001

To The Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Identix Incorporated (the “Company”) will be held on Thursday, October 25, 2001 at 1:00 p.m., local time, at the Toll House Hotel, 140 S. Santa Cruz Avenue, Los Gatos, California 95030, for the purpose of considering and acting upon the following proposals:

1.	To elect eight directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending June 30, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record on September 1, 2001 are entitled to notice of and to vote at the meeting. A list of the stockholders of record will be available for inspection at the Company’s headquarters at 100 Cooper Court, Los Gatos, California during ordinary business hours for the ten-day period prior to the Annual Meeting.

      All stockholders are cordially invited to attend the meeting in person. In order to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

Sincerely,

/s/ Robert McCashin

Robert McCashin
Chairman and Chief Executive Officer

Los Gatos, California

September 28, 2001

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1. ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
2001 Option Grants Table
2001 Option Exercises and Year-end Value Table
REPORT OF THE BOARD OF DIRECTORS COMPENSATION COMMITTEE
REPORT OF THE BOARD OF DIRECTORS AUDIT COMMITTEE
AUDIT FEES
Stock Performance Graph
EMPLOYMENT AGREEMENTS
CERTAIN TRANSACTIONS
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
OTHER MATTERS
APPENDIX 1

IDENTIX INCORPORATED

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Identix Incorporated (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, October 25, 2001 at 1:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in an accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Toll House Hotel, 140 S. Santa Cruz Avenue, Los Gatos, California 95030. The Company’s principal executive offices are located at 100 Cooper Court, Los Gatos, California 95032. The Company’s telephone number is (408) 335-1400.

      These proxy solicitation materials were mailed on or about September 28, 2001 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Shares Outstanding

      Stockholders of record on September 1, 2001 (the “Record Date”) are entitled to notice of and to vote at the meeting. At the Record Date, 36,622,069 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), were issued and outstanding, and 234,558 shares of the Company’s Series A preferred stock, par value $0.01 per share (“Series A Preferred Stock”) were issued and outstanding.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

      In order to constitute a quorum for the conduct of business, a majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote must be represented at the Annual Meeting.

      All shares represented by each properly executed, un-revoked proxy received in time for the Annual Meeting will be voted in the manner specified in the proxy. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted for the election of the directors (each, a “Director, and collectively, the “Directors”) listed in the proxy for election to the Board and for approval of the other proposals described in this proxy statement (this “Proxy Statement”).

      Directors are elected by a plurality vote of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or non-votes by any person or institution that is a record holder of shares as to the election of Directors will not affect the election of the candidates receiving the plurality of votes.

      All other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each matter. Abstentions with respect to any such matter are treated as shares present or represented and entitled to vote on that matter and have the same effect as negative votes. If shares are not voted by the person or institution that is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is effective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

      The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s Directors, officers and regular employees without additional compensation, personally or by telephone or fax.

      Deadline for Receipt of Stockholder Proposals for Inclusion in the Company’s Proxy Statement for the 2002 Annual Meeting

      Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2002 Annual Meeting must be received by the Company no later than June 1, 2002 in order to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.

PROPOSAL 1.

ELECTION OF DIRECTORS

General

      A Board of eight Directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s eight nominees named below. If any nominee shall become unavailable, the proxy holders will vote the proxies at their discretion for a substitute or additional nominee. It is expected that all nominees will be able and willing to serve as Directors. The term of office of each person elected as a Director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

Vote Required

      The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as Directors of the Company. Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law.

Nominees

      The names of the nominees and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since

Robert McCashin	54	Chairman and Chief Executive Officer of the Company	2000

Patrick H. Morton	61	Chairman and Chief Executive Officer, QuadRep Incorporated	1985

Randall Hawks, Jr.	51	General Partner, Novus Ventures	1988

James P. Scullion	45	President and Chief Operating Officer of the Company	1998

John E. Major	55	Chairman and Chief Executive Officer, Novatel Wireless, Inc.	2000

Paul D. Clark	55	Corporate Privacy Officer and Enterprise Information and Technology Service Officer, Electronic Data Systems Corporation	2001

Milton E. Cooper	63	(Retired) President, Federal Sector, Computer Sciences Corporation	2001

Malcolm J. Gudis	59	(Retired) Senior Vice President, Electronic Data Systems Corporation	*

*	Not currently a member of the Board.

      Except as set forth below, each of the nominees has been engaged in the principal occupation described above during the past five years. There is no family relationship between any Director or executive officer of the Company and any other Director or executive officer of the Company.

      Robert McCashin has been a Director and Chief Executive Officer of the Company since October 2000. He was appointed as Chairman of the Board in January 2001. Prior to joining the Company, Mr. McCashin held various executive positions at Electronic Data Systems Corporation (“EDS”), a leading global services company, which he joined in 1971. From 1997 to 1999, Mr. McCashin served as Chief Executive Officer and President of Centrobe, a wholly owned subsidiary of EDS, and one of the world’s largest providers of enterprise customer management solutions. Prior to that time, Mr. McCashin held the position of Group Executive, Global Energy from 1995 to 1997, Group Executive, Southern Europe from 1992 to 1995, Group Executive, Federal Government Group from 1989 to 1992 and Division President, Federal Government Group from 1988 to 1989, each within EDS. Mr. McCashin began his career at EDS in systems engineering.

      Patrick H. Morton has been a Director since 1985. Mr. Morton is co-founder, Chairman and Chief Executive Officer of QuadRep Incorporated, a manufacturers’ representative company. He held the position of President of QuadRep from 1981 through 1990 and has been Chairman since 1991. From May 1997 to June 2000, Mr. Morton was President of Kokusai Semiconductor Equipment Company.

      Randall Hawks, Jr. has been a Director since 1988. Mr. Hawks is a General Partner of Novus Ventures, a venture capital firm he joined in 1999. From 1996 to 1998, Mr. Hawks was President and Chief Executive Officer at WHEB Systems, Inc. From 1994 to 1995, Mr. Hawks was Executive Vice President of AT&T Paradyne, a communications equipment subsidiary of AT&T. Prior to joining AT&T Paradyne, Mr. Hawks was Executive Vice President of the Company from 1989 to November 1993 and was Vice President of Marketing from 1985 to 1989.

      James P. Scullion has been a Director since 1998. Mr. Scullion also has been President and Chief Operating Officer of the Company since April 1999. From March 2000 to October 2000, he served as Interim Chief Executive Officer of the Company. From 1990 to April 2001, Mr. Scullion held the position of Chief Financial Officer of the Company. From 1996 to 1999, he was Executive Vice President of the Company, and he was the Company’s Vice President, Finance from 1990 to 1996. From 1986 to 1990, he was Vice President, Finance and Chief Financial Officer at DataTrak, Inc., a manufacturer of security access systems.

      John E. Major has been a Director since 2000. Mr. Major is Chairman and Chief Executive Officer of Novatel Wireless, Inc., a position he has held since August 2000. Prior to August 2000, he was the founder and Chief Executive Officer of the Wireless Internet Solutions Group, a strategic consulting practice focused on the wireless Internet space. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a Qualcomm, Inc. and Microsoft Corporation joint venture. From May 1997 until November 1998, he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr. Major currently serves on the Executive Committee of both the Electronics Industry Association and the Telecommunications Industry Association. He also serves on the Board of Directors of Littelfuse, Inc., Verilink Corporation, Lennox International, Inc., and Advanced Remote Communications Solutions, Inc.

      Paul D. Clark has been a Director since 2001. Since 2000, Mr. Clark has served both as Corporate Privacy Officer and as Enterprise Information and Technology Service Officer to Information Solutions and to Europe, the Middle East and Africa (“EMEA”) for EDS. Mr. Clark has held various executive positions within EDS since his joining the company in 1985, including Chief Information Officer EMEA from 1999 to 2000, Director of Technical Infrastructure Operations EMEA from 1991 to 1999, and UK Regional Director of Technical Service from 1985 to 1991.

      Milton E. Cooper has been a Director since 2001. Mr. Cooper is the Chairperson for the Secretary of the Army’s National Science Center Advisory Board. From 1992 until his retirement in June 2001, Mr. Cooper served as President, Federal Sector for Computer Sciences Corporation (“CSC”), one of the largest systems integrators for federal government agencies and a leading supplier of custom software for aerospace and defense applications. Mr. Cooper joined Systems Group, the predecessor organization to CSC’s Federal Sector, in 1984, as Vice President, Program Development. Prior to joining CSC, Mr. Cooper served in various marketing and general management positions at IBM Corporation, Telex Corporation and Raytheon Company.

      Malcolm J. Gudis is nominated for election to the Board by the Company’s stockholders at the Annual Meeting. In 1993, he retired as a Senior Vice President of EDS where he had worked for 22 years. For six of such years, he served as a member of EDS’ Board of Directors, and for eight of such years, he served on EDS’ seven man Leadership Council. Mr. Gudis also had direct responsibility for EDS’ international, commercial business interests outside of North America, including operations in over 30 countries as well as worldwide responsibility for the market segments comprising the Communications, Transportation and Energy and Petrochemical industries. In 1998, Mr. Gudis was awarded the first International Alumni Award by The Max M. Fisher School of Business at Ohio State University. He currently serves on The Dean’s Advisory Council at The Fisher College of Business at Ohio State University, The Board of Trustees of The Episcopal School of Dallas where he serves as Chancellor, The Carnegie Council on Ethics & International Affairs and numerous charitable and business organizations.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, Directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (“SEC”). Such officers, Directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of copies of the Forms 3, 4 and 5 received by the Company or representations from certain reporting persons, the Company believes that, during the fiscal year ended June 30, 2001, all Section 16(a) filing requirements applicable to its officers, Directors and 10% stockholders were complied with except the following: (1) each of Mr. Clark, a Director, and Ms. Sunday Lewis, an executive officer of the Company, filed a late Form 3 reporting their respective initial holdings of Company stock; (2) Mr. Charles W. Richion, a current Director of the Company, filed a late Form 4 reporting two exempt transactions; (3) Mr. Grant E. Evans, an executive officer of the Company, filed a late Form 4 reporting four exempt transactions; (4) Mr. Oscar R. Pieper, a former officer of the Company through July 2001, filed a late Form 4 reporting 12 exempt transactions; and (5) each of Messrs. Yuri Khidekel and Yuri Shapiro, officers of the Company, filed a late Form 4 reporting 14 and 15 exempt transactions, respectively.

Board Meetings and Committees

      The Board held a total of seven meetings during fiscal 2001.

      The Board currently has two standing committees: the Compensation Committee and the Audit Committee.

      The Compensation Committee reviews and approves the Company’s executive officer compensation policy and administers the Company’s employee stock option plans and the Company’s Non-Employee Directors Stock Option Plan (the “Directors Plan”). The Compensation Committee held one meeting during fiscal 2001. In July 2001, the Compensation Committee was reconstituted and is now comprised of Messrs. Morton, Hawks and Major. Prior to that time, the Compensation Committee was comprised of Mr. Larry J. Wells and Mr. Richion (each of whom are Directors who are not nominated for re-election and will retire from the Board immediately prior to the Annual Meeting), as well as Messrs. Morton and Hawks.

      The Audit Committee carries out the mandates of the Audit Committee Charter, which was adopted by the Board in July 2001. A copy of the charter is attached as Appendix 1 to this Proxy Statement. The Audit Committee held six meetings during fiscal 2001. Messrs. Hawks, Morton and Wells were the members of the Audit Committee through the finalization of this Proxy Statement and the completion of the Company’s audited financial results for inclusion in the Company’s Annual Report on Form 10-K for fiscal year 2001. From and after the date of the mailing of this Proxy Statement, Messrs. Hawks, Morton and Cooper are the members of the Audit Committee.

      Mr. Morton is a controlling shareholder of Integrated Manufacturing Solutions, Inc., a supplier of integrated circuit boards to the Company that received payments from the Company during fiscal 2001 approaching 2% percent of the Company’s consolidated gross revenue (see “Certain Transactions” below). The Company believes that Mr. Morton meets the requirements for “independence” established under the Audit Committee Rules adopted by the American Stock Exchange because payments received by Integrated Manufacturing Solutions, Inc. were less than five percent of the Company’s consolidated gross revenue during fiscal 2001.

      Notwithstanding the foregoing, the rules of the American Stock Exchange also provide that one non-independent director may serve on the audit committee of a company if such committee is comprised of at least three members and the board of directors determines that it is in the best interests of the company and its stockholders for the non-independent director to serve on the committee. In the Company’s case, the Board has determined that it is in the best interests of the Company and its stockholders for Mr. Morton to serve on the three-person Audit Committee because, among other reasons, he is a longstanding member of the Board with intimate knowledge of the Company and its financial operations and has over 30 years of business experience managing companies (and their financial operations) in executive officer capacities.

      The Board does not have a Nominating Committee or any other committee performing such function.

      During fiscal 2001, no incumbent Director attended fewer than 75% of the aggregate of all meetings of the Board and committees, if any, upon which such Director served.

Director Compensation

      Each non-employee Director receives $2,000 for each Board meeting attended up to a maximum of $8,000 annually. The Company also reimburses non-employee Directors for certain expenses incurred by them in connection with attendance of Board meetings. Directors who are employees of the Company receive no additional or special remuneration for serving as Directors.

      Under the Directors Plan as currently in effect, each non-employee Director of the Company, upon such Director’s first election to the Board, is entitled to receive an automatic non-discretionary grant of (1) a nonqualified stock option (“NQO”) to purchase 30,000 shares of Common Stock if less than six months have elapsed since the last annual meeting of stockholders or (2) an NQO to purchase 15,000 shares of Common Stock if more than six months have elapsed since the last annual meeting of stockholders (in either case, “Initial Grant”). In addition, on the date of the first meeting of the Board following each annual meeting of the stockholders of the Company, each eligible Director is entitled to receive an NQO to purchase 30,000 shares of Common Stock (“Annual Grant”).

      The exercise price of the NQOs granted under the Directors Plan is equal to the fair market value of such shares on the date of grant. The NQOs become exercisable with respect to one fourth of the number of shares covered by such NQO for each three-month period elapsing after the date of grant, so that such NQO will be fully exercisable on the first anniversary of the date such NQO was granted.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of July 31, 2001 by (1) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of the Directors, (3) each of the Company’s executive officers identified in the Summary Compensation Table and (4) all Directors and executive officers as a group. Percentage of ownership is based on 36,612,069 shares of Common Stock outstanding as of July 31, 2001. Shares of Common Stock subject to outstanding options or warrants currently exercisable or exercisable within 60 days after July 31, 2001 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below, based on information furnished by such owners, have sole investment and voting power with respect to the Common Stock shown as being beneficially owned by them.

		Number Subject to
		Options and
	Number of Shares	Warrants	Percentage
Name and Address of	Beneficially	Exercisable	Beneficially
Beneficial Owner(1)	Owned	Within 60 days	Owned

State of Wisconsin Investment Board	5,989,700 (2)	—	16.36%
P.O. Box 7842 Madison, WI 53707

Patrick H. Morton	150,829	102,500	*

Randall Hawks, Jr.	42,500	42,500	*

John E. Major	52,500	52,500	*

Milton E. Cooper	3,750	3,750	*

Paul D. Clark	3,750	3,750	*

Robert McCashin	255,158	248,958	*

James P. Scullion	320,444	307,361	*

Charles W. Richion	32,500	32,500	*

Fred U. Sutter	80,400	80,400	*

Larry J. Wells	72,500	72,500	*

Oscar R. Pieper	332,397	156,690	*

Daniel H. Dellegrotti	102,404	100,000	*

Paul J. Bulger	169,429	148,884	*

Mark S. Molina	52,338	49,896	*

All Directors and officers as a group (19 persons)	1,858,307	1,585,871	4.85%

*	Less than one percent.

(1)	Unless otherwise indicated, the address for each of the Directors and executive officers above is c/o Identix Incorporated, 100 Cooper Court, Los Gatos, California 95032.

(2)	This information was obtained from the Form 13G filed with the Securities and Exchange Commission by the State of Wisconsin Investment Board on July 9, 2001.

EXECUTIVE COMPENSATION

      The table set forth below provides certain summary information concerning compensation paid to or accrued for the Company’s Chief Executive Officer, Interim Chief Executive Officer, and each of the four other most highly compensated executive officers of the Company who served as executive officers at June 30, 2001 and/or for the fiscal years ended June 30, 2001, 2000 and 1999.

Summary Compensation Table

	Annual Compensation			Long-Term
				Compensation	Other
Name and Principal Position	Year	Salary	Bonus	Options(1)	Compensation

Robert McCashin(2)	2001	$261,539	$200,000	750,000	$35,257	(3)
Chairman and	2000	—	—	—	—
Chief Executive Officer	1999	—	—	—	—

James P. Scullion(4)	2001	273,773	70,000	—	18,268	(5)
President and	2000	250,000	—	200,000	14, 685	(5)
Chief Operating Officer	1999	250,000	8,000	75,000	14,685	(5)

Oscar R. Pieper(6)	2001	240,000	—	—	13,309	(7)
Former Vice President, Business	2000	240,000	—	10,000	14,694	(7)
Development	1999	32,000	—	100,000	2,446	(7)

Daniel H. Dellegrotti(8)	2001	177,577	43,000	100,000	239,582	(9)
Former Vice President and	2000	—	—	—	—
General Manager, Imaging	1999	—	—	—	—

Paul J. Bulger(10)	2001	224,960	48,070	13,500	5,482	(11)
Former Executive Vice President,	2000	206,275	48,855	58,000	8,406	(11)
Global Services Group, Identix Public Sector, Inc.	1999	132,603	130,792	—	7,054	(11)

Mark S. Molina(12)	2001	180,844	77,875	75,000	8,808	(13)
Executive Vice President,	2000	118,039	19,375	75,000	35,417	(13)
General Counsel and Secretary	1999	—	—	—	—

(1)	All figures in this column reflect shares of Common Stock into which options are exercisable.

(2)	Mr. McCashin joined the Company in October 2000 as Chief Executive Officer and a member of the Board. He was appointed Chairman of the Board in January 2001.

(3)	Included in the fiscal 2001 figure is $1,196 in premium payments for Mr. McCashin’s life insurance policy, $4,673 in matching contributions under the Company’s 401(k) plan and $29,388 in housing allowance payments.

(4)	Mr. Scullion served as the Company’s Interim Chief Executive Officer from March 2000 to October 2000.

(5)	The fiscal 2001 figure includes $9,833 in automobile allowance payments, $6,750 in matching contributions under the Company’s 401(k) and $1,685 in premium payments for Mr. Scullion’s life insurance policy. Each of the fiscal 2000 and fiscal 1999 figures includes $8,000 in automobile allowance payments, $5,000 in matching contributions under the Company’s 401(k) plan and $1,685 in premium payments for Mr. Scullion’s life insurance policy.

(6)	Mr. Pieper was employed by the Company from April 1999 to July 2001.

(7)	The fiscal 2001 figure includes $9,600 in automobile allowance payments, $1,494 in premium payments for Mr. Pieper’s life insurance policy and $2,215 in matching contributions under the Company’s 401(k) plan. The fiscal 2000 figure includes $9,600 in automobile allowance payments, $3,600 in matching contributions under the Company’s 401(k) plan and $1,494 in premium payments for Mr. Pieper’s life insurance policy. The fiscal 1999 figure includes $1,477 in automobile allowance payments and $969 in matching contributions under the Company’s 401(k) plan.

(8)	Mr. Dellegrotti was employed by the Company from June 2000 to July 2001.

(9)	The figure includes $74,244 in moving allowance reimbursements, $28,237 in housing allowance payments, $1,603 in premium payments for Mr. Dellegrotti’s life insurance policy and $5,498 in matching contributions under the Company’s 401(k) plan. The figure also includes $130,000, in the form of a loan forgiven by the Company at the time of Mr. Dellegrotti’s separation of employment from the Company.

(10)	Mr. Bulger joined Identix Public Sector, Inc. (formerly ANADAC, Inc.) in March 1994. He separated from the employment of Identix Public Sector, Inc. in September 2001.

(11)	The fiscal 2001 figure includes $2,986 in premium payments for Mr. Bulger’s life insurance policy and $2,496 in matching contributions under the Company’s 401(k) plan. The fiscal 2000 figure includes $2,986 in premium payments for Mr. Bulger’s life insurance policy and $5,420 in matching contributions under the Company’s 401(k) plan. The fiscal 1999 figure includes $2,986 in premium payments for Mr. Bulger’s life insurance policy and $4,068 in matching contributions under the Company’s 401(k) plan.

(12)	Mr. Molina joined the Company in October 1999.

(13)	The fiscal 2001 figure includes $1,118 in premium payments for Mr. Molina’s life insurance policy and $7,690 in matching contributions under the Company’s 401(k) plan. The fiscal 2000 figure includes $33,000 in reimbursed relocation payments, $1618 in matching contributions under the Company’s 401(k) plan and $799 in premium payments for Mr. Molina’s life insurance policy.

2001 Option Grants Table

      The following table sets forth stock options granted to the executive officers identified in the Summary Compensation Table during fiscal 2001 under the Company’s Equity Incentive Plan and New Employee Stock Incentive Plan. Since inception, the Company has not granted any stock appreciation rights.

Option Grants in Last Fiscal Year

	Individual Grants

			% of Total				Potential Realizable Value at
			Options				Assumed Annual Rates of
			Granted to				Stock Price Appreciation for
			Employees	Exercise			Options(5)
	Options		in Fiscal	Price Per		Expiration
Name	Granted(1)		Year 2001	Share(1)		Date	5%	10%

Robert McCashin	100,000	(2)	4.453%	$10.2000	(2)	10/18/2010	$934,674	$2,092,491
	500,000	(3)	22.264	10.2000	(3)	10/18/2010	4,673,368	10,462,455
	150,000	(4)	6.679	10.2000	(4)	10/18/2010	1,402,010	3,138,736

James P. Scullion	—		—	—		—	—	—

Oscar R. Pieper	—		—	—		—	—	—

Daniel H. Dellegrotti	100,000		4.453	14.0625		10/18/2010	884,383	2,241,200

Paul J. Bulger	5,000		0.223	14.9700		10/26/2010	47,073	119,293
	6,552		0.292	10.6900		1/25/2011	44,048	111,627
	1,948		0.087	10.6900		1/25/2011	13,096	33,188

Mark S. Molina	75,000		3.340	14.0625		7/27/2010	663,287	1,680,900

(1)	Unless otherwise noted, options vest monthly at the rate of 1/48 per month over four years from the date of grant, and each option has an exercise price equal to the fair market value of one share of Common Stock on the date of grant.

(2)	Options fully vested on the date of grant. Each option has an exercise price equal to 85% of the fair market value of one share of Common Stock on the date of grant.

(3)	Options vest monthly ratably over forty-eight months from the date of grant. Each option has an exercise price equal to 85% of the fair market value of one share of Common Stock on the date of grant.

(4)	Options are subject to cancellation until certain conditions identified in Mr. McCashin’s employment agreement are satisfied. If, after four years, all conditions are satisfied in full, options will be deemed to have vested at the rate of 1/48 per month over four years. Each option has an exercise price equal to 85% of the fair market value of one share of Common Stock on the date of grant.

(5)	Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the option term. These values are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate future stock price appreciation.

2001 Option Exercises and Year-end Value Table

      The following table sets forth stock options exercised by the executive officers identified in the Summary Compensation Table during fiscal 2001, and the number and value of all unexercised options at June 30, 2001. The value of “in-the-money” options refers to options having an exercise price that is less than the market price of the Company’s common stock on June 30, 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Value of Unexercised
			Number of Unexercised	In-the-Money Options
	Shares		Options at Fiscal Year End	at Fiscal Year End(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

Robert McCashin	—	$—	208,333/541,667	$0.00/0.00

James P. Scullion	40,684	316,452	296,945/118,055	$0.00/0.00

Oscar R. Pieper	137,400	1,512,274	156,690/000	$279,673/0.00

Daniel H. Dellegrotti	—	—	100,000/000	$0.00/0.00

Paul J. Bulger	—	—	144,877/21,573	$0.00/0.00

Mark S. Molina	—	—	41,147/108,853	$0.00/0.00

(1)	Value realized is determined by multiplying the number of exercised shares by the difference between the market close price on the date of exercise and the stated exercise price, less applicable taxes.

(2)	Value of unexercised in-the-money option at fiscal year end is based on the $6.25 closing price per share of the Company’s Common Stock quoted on the American Stock Exchange on June 30, 2001, less the exercise price.

      The Company did not make any awards during the fiscal year ended June 30, 2001 to any of the executive officers named in the Summary Compensation Table under any long-term incentive plan providing compensation intended for performance to occur over a period longer than one fiscal year.

REPORT OF THE BOARD OF DIRECTORS COMPENSATION COMMITTEE

      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report of the Compensation Committee, report of the Audit Committee and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

      The Compensation Committee is responsible for establishing and administering the policies, which govern both annual compensation and stock ownership programs for the Chief Executive Officer and certain other executive officers. Each year, salaries are determined and awards are made, if warranted, under the Company’s stock option plans.

      The Compensation Committee annually evaluates the Company’s corporate performance, and its executive compensation and incentive programs compared with the industry and with a broader group of similar size companies. In determining each of the Chief Executive Officer’s compensation and the Interim Chief Executive Officer’s compensation for fiscal 2001, the Compensation Committee considered the compensation paid by the Company’s direct competitors, a group of similar size companies and the corporate performance for the Company for the prior fiscal year.

      The Company’s compensation programs are designed to reward executives for long-term strategic management, to align the interests of the executive officers with the interests of the Company’s stockholders and to attract and retain highly talented and productive executives, and are leveraged on the basis of performance in terms of both cash compensation and incentive plans, paying more with good performance and less when it is below standard.

      The principal components of executive compensation are base salary, performance bonuses and stock options.

      Base salary is based on competitive factors and the historic salary structure for various levels of responsibility within the Company. The Compensation Committee annually evaluates the Company’s corporate performance and conducts surveys of companies in the industry and of a broader group of similar size companies in order to determine whether the Company’s executive base salaries are in a competitive range.

      Performance bonuses are linked directly to the financial performance of the Company and specific performance objectives. These bonuses in particular emphasize the Compensation Committee’s belief that, when the Company is successful, the executives should be highly compensated to reflect the Company’s success, but that, conversely, if the Company is not successful and does not meet its financial objectives, only limited bonuses should be paid, and only on a case-by case basis, taking into account all relevant facts and circumstances. With respect to certain officers, a cash bonus is based on a formula using Company financial and specific performance objectives.

      The principal equity component of executive compensation is the stock option program. Stock options are generally granted when an executive joins the Company and in some, but not all cases, on an annual basis thereafter. Options are occasionally granted for promotions or other special achievements. The initial option granted to the executive usually vests over a period of four years. The purpose of any annual option grant is to ensure that the executive always has options that vest in increments in the future. This provides a method of retention and motivation for the senior level executives of the Company and also aligns senior management’s objectives with the stockholders.

      During fiscal 2001, certain executive officers received salary increases equivalent to the amount required to align them with comparable executives in similar industries, as well as, stock options.

      During fiscal 2002, the Compensation Committee will continue to carefully consider executive compensation in relation to the Company’s performance compared to that of industry performance levels.

COMPENSATION COMMITTEE

Patrick H. Morton, Chairman
Randall Hawks, Jr.
John E. Major

Compensation Committee Interlocks and Insider Participation

      Randall Hawks, Jr., a member of the Compensation Committee of the Board during fiscal 2001, was formerly Executive Vice President of the Company from 1989 to November 1993 and was Vice President of Marketing from 1985 to 1989.

      Charles W. Richion, a member of the Compensation Committee of the Board through July 12, 2001, was formerly Vice President, Biometric Security Division for the Company from January 1998 to July 1998 and was Vice President of Corporate Development from June 1997 to January 1998.

REPORT OF THE BOARD OF DIRECTORS AUDIT COMMITTEE

      The following is a report of the Audit Committee with respect to our audited financial statements for the fiscal year ended June 30, 2001, which include our consolidated balance sheets as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2001, and the notes thereto.

General

      The Board has adopted a written Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix 1. In general, the Audit Committee Charter sets forth: (1) the Scope of the Audit Committee’s responsibilities and the means by which it carries out these responsibilities; (2) the outside auditor’s accountability to the Board and the Audit Committee; and (3) the Audit Committee’s responsibility to ensure the independence of the outside auditor.

Review with Management

      The Audit Committee has reviewed and discussed our audited financial statements with the Company’s management.

Review and Discussions with Independent Accountants

      The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), which include, among other items, matters related to the conduct of the audit of our financial statements.

      The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relate to the accountant’s independence from us and our related entities) and has discussed with PricewaterhouseCoopers LLP its independence from the Company. In addition, the Audit Committee has also considered whether the provision of those services set forth in the table below is compatible with PricewaterhouseCoopers LLP maintaining its independence from the Company.

Conclusion

      Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on From 10-K for the fiscal year ended June 30, 2001.

AUDIT COMMITTEE

Larry J. Wells, Chairman
Patrick H. Morton
Randall Hawks, Jr.

AUDIT FEES

      The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during fiscal 2001:

Description of Services

Audit fees(1)	$304,000

Financial information system design and implementation fees(2)	—

All other fees(3)	280,000

Total	$584,000

(1)	Represents the aggregate fees billed or to be billed for professional services rendered for the audit of our 2001 annual financial statements and for the review of the financial statements included in our quarterly reports during such period.

(2)	There were no fees billed by PricewaterhouseCoopers LLP for financial information systems design and implementation services for fiscal 2001.

(3)	Represents the aggregate fees billed in fiscal 2001 for services other than audit and financial information system design and implementation. For example, this category includes fees for accounting and tax services as well as for acquisition and due diligence services.

Stock Performance Graph

      The following graph compares the cumulative total stockholder return on the Common Stock from July 1, 1996 to June 30, 2001 with cumulative total return on the Russell 2000 Index and a Peer Group (Visionics Corporation and SAFLINK Corporation) over the same period1.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG IDENTIX INCORPORATED, THE RUSSELL 2000 INDEX
AND A PEER GROUP

*	$100 invested on 6/30/1996 in stock or index — including reinvestment of dividends. Fiscal year ending June 30.

	6/96	6/97	6/98	6/99	6/00	6/01

IDENTIX INCORPORATED	100.00	76.07	43.59	67.52	107.27	42.74
RUSSELL 2000	100.00	116.33	135.53	137.56	157.27	158.30
PEER GROUP	100.00	51.91	28.69	31.47	50.81	44.68

[1]	Digital Biometrics Inc. merged with Visionics Corporation in February 2001. SAFLINK Corporation was formerly named National Registry Inc. In previous years, the Company has also included Printrak International, Inc. in this peer group analysis. However, Printrak International Inc. was acquired by Motorola, Inc. in November 2000.

EMPLOYMENT AGREEMENTS

      As Chief Executive Officer of the Company, Mr. McCashin entered into an Employment Agreement dated as of October 19, 2000. The agreement was amended as of August 22, 2001. Unless earlier terminated, the agreement expires December 31, 2005. Under the agreement, the Company pays Mr. McCashin a current base salary of $400,000 per year, with increases based upon annual reviews of Mr. McCashin’s performance, and a cash incentive bonus of $400,000 per year, paid in quarterly installments, based on the Company meeting identified revenue and net earning targets; provided, however, that payment to Mr. McCashin of the first four bonus installments of $100,000 per quarter is guaranteed. The agreement also provides for a housing allowance of $2,800 per month for the first year of employment, $3,100 per month for the second year of employment and an amount to be mutually agreed upon for subsequent years of employment. The agreement also provides for reimbursement of reasonable travel and car expenses related to Mr. McCashin’s employment. In addition, the Company will provide standard medical insurance and other benefits and will pay the cost of a life insurance policy insuring Mr. McCashin for $1,000,000 while he is employed by the Company. After 24 months of employment, upon a termination other than for “cause” (as defined in the agreement) or a resignation for “good reason” (as defined in the agreement), the Company will pay the cost of continuing coverage for Mr. McCashin until the earlier of his reaching the age of 65 or his accepting employment with another company, firm or other entity. Under the agreement, the Company may be required to reimburse Mr. McCashin, in the form of shares of the Company’s Common Stock, for certain shares of EDS common stock that Mr. McCashin is scheduled to receive from his former employer EDS if and to the extent EDS withholds or fails to deliver any such EDS shares to Mr. McCashin because of his employment with the Company. The number of EDS shares subject to reimbursement decreases annually according to a vesting schedule. Under the agreement, the Company also granted Mr. McCashin options to purchase up to 750,000 shares of Common Stock. All such options have an exercise price equal to 85% of the market price of the underlying Common Stock on the date of approval by the Board of the grant, and such options vest as follows: (a) 100,000 shares of Common Stock, fully vested upon grant; (b) 500,000 shares of Common Stock vest over four years, at a rate of   1/48 per month, provided that all they will immediately will vest upon a “change of control” (as described in the agreement); and (c) 150,000 shares of Common Stock (the “Offset Option”), vest over four years, at a rate of   1/48 per month, provided that the Offset Option immediately will vest upon a “change of control” (as defined in the agreement), and provided further that portions of the Offset Option (or any shares issued upon exercise thereof) are subject to cancellation, on a share per share basis, if and to the extent the Company reimburses Mr. McCashin with any shares of the Company’s Common Stock pursuant to the EDS share reimbursement arrangement described above. Under the agreement, Mr. McCashin may purchase the shares issuable upon exercise of such options with a promissory note or notes in form and substance satisfactory to the Company. Upon a termination other than for “cause” or a resignation for “good reason” within the first 12 months of Mr. McCashin’s employment, the Company will continue to pay Mr. McCashin’s base salary for a period of six months after the date of termination, provided that, at Mr. McCashin’s election, the Company shall pay such amount in one lump sum. The Company will pay the cost of continuing coverage for Mr. McCashin under the Company’s medical, dental and vision benefit plans for six months after termination. Upon a termination other than for “cause” or a resignation for “good reason” after 12 months of employment, the Company will continue to pay the same amounts, except that payment of Mr. McCashin’s base salary and continued medical, dental and vision benefit plan coverage will continue for a period of 12 months; Mr. McCashin will continue to have the right to receive such base salary amount in one lump sum. Upon a termination other than for “cause” or a resignation for “good reason” after 24 months of employment, the Company will continue to pay Mr. McCashin’s base salary for a period of 12 months after the date of termination (with a lump sum payment option in favor of Mr. McCashin) and applicable medical, dental and vision benefit plan coverage will continue until the earlier of that date that Mr. McCashin reaches age of 65 or the date he accepts employment with another company, firm or other entity. Upon any termination other than for “cause” or a resignation for “good reason”, all of Mr. McCashin’s unvested stock options immediately will vest and Mr. McCashin will have 12 months from the effective date of termination to exercise all options to purchase Common Stock granted to him by the Company. If a “change of control” (as defined in the agreement) occurs during the final year of Mr. McCashin’s agreement, the term of the agreement shall be extended to the first anniversary of the date of the “change of control”. In addition, if there is a termination other than for “cause” or a resignation for “good reason” within one year of a “change of control” and if any payments or benefits received by, or to be received by, Mr. McCashin in connection with his termination of employment will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company shall pay Mr. McCashin a “gross-up payment” intended to compensate him fully for such tax pursuant to a formula set forth in the agreement. Mr. McCashin currently serves as Chairman of the Board and has been re-nominated for election to the Board as described in Proposal 1.

      Mr. Scullion, the President and Chief Operating Officer of the Company, served as Interim Chief Executive Officer from March 2000 to October 2000. In connection with his assumption of responsibilities as Interim Chief Executive Officer, Mr. Scullion received a Compensation Continuation Agreement dated as of January 5, 2000. The agreement was amended as of August 22, 2001 and unless earlier terminated, expires March 31, 2002. The agreement provides for base salary and bonus reviews on an annual basis. Mr. Scullion’s current annual base salary is $280,000 per annum, and his current targeted bonus per annum is $140,000, payable based on the financial performance of the Company and specific individual performance objectives. He also receives an annual car allowance of $10,000. If the Company terminates Mr. Scullion’s employment for reasons other than “cause” (as defined in the agreement), or if he resigns for “good reason” (as defined in the agreement), Mr. Scullion will continue to be paid his then current base salary for 12 months from the effective date of termination (the “Severance Period”); provided, however, that, at Mr. Scullion’s election, the Company shall pay this base salary amount in one lump sum. Upon any such termination or resignation, Mr. Scullion will also continue to receive, during the Severance Period, certain medical, dental and life insurance benefits from the Company, and all unvested and outstanding options to purchase Common Stock granted by the Company to Mr. Scullion will immediately vest, and Mr. Scullion will have 12 months from the effective date of termination to exercise such options. If a “change of control” (as defined in the agreement) occurs during the final 12 months of Mr. Scullion’s agreement, the term of the agreement shall be extended to the first anniversary of the date of the “change of control”. In addition, if there is a termination other than for “cause” or a resignation for “good reason” within one year of a “change of control” and if any payments or benefits received by, or to be received by, Mr. Scullion in connection with his termination of employment will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then the Company shall pay Mr. Scullion a “gross-up payment” intended to compensate him fully for such tax pursuant to a formula set forth in the agreement. Mr. Scullion has been re-nominated for election to the Board as described in Proposal 1.

      As Chief Financial Officer of the Company, Mr. Erik E. Prusch entered into an Employment Agreement with the Company dated as of April 2, 2001. The agreement was amended as of August 22, 2001 and unless earlier terminated, expires April 22, 2003. The agreement provides that the Company will pay Mr. Prusch a base salary of $275,000 per year, with increases in such base salary based upon annual reviews of Mr. Prusch’s performance, and a cash incentive bonus of $137,500 per year, the payment of which is linked to the financial performance of the Company and specific individual performance objectives. The agreement provides that the Company will provide Mr. Prusch a no-interest, five-year housing loan equal to 20% of the purchase price of a new home, provided that the amount of the loan shall not exceed $300,000. The outstanding loan amount shall be due and payable in full upon the earlier of (a) the five year term of the note; or (b) that date which is (i) 15 days after the effective date of Mr. Prusch’s separation of employment from the Company, if such separation arises out of a termination for “cause” (as defined in the agreement) or a “voluntary termination” (as defined in the agreement) or (ii) the last day of the “severance period” (as defined in the agreement) if Mr. Prusch’s separation of employment from the Company arises out of a termination other than for “cause” or a resignation for “good reason” (each as defined in the agreement). The agreement also provides for a housing subsidy equal to the lesser of (a) an identified monthly housing subsidy that decreases annually over five years; or (b) Mr. Prusch’s actually monthly mortgage principal and interest payments multiplied by a housing subsidy percentage rate specified in the agreement, which also decreases each year over five years. Under the agreement, the Company reimbursed Mr. Prusch for the actual costs of his relocation from Southern California to the San Francisco Bay Area and for his real estate brokerage fees on the sale of his then existing home, up to a maximum of $36,000. The Company also granted Mr. Prusch a non-qualified stock option under the Company’s New Employee Stock Incentive Plan to purchase 250,000 shares of

Common Stock, vesting over four years, at a rate of   1/48 per month, provided that the option immediately will vest upon a “change of control” (as defined in the agreement). The agreement provides that, upon a termination other than for “cause” or a resignation for “good reason”, the Company will continue to: (a) pay Mr. Prusch’s base salary for a period of 12 months after the date of termination (provided that, at Mr. Prusch’s election, the Company shall pay such base salary amount in one lump sum), (b) make COBRA payments to maintain Mr. Prusch’s medical and dental benefits for a period of 12 months from the date of termination and (c) pay for Mr. Prusch’s life insurance for a period of 12 months from the date of termination. Additionally, all of Mr. Prusch’s unvested stock options immediately will vest and Mr. Prusch will have 12 months from the effective date of termination to exercise all options to purchase Common Stock granted to Mr. Prusch by the Company. If a “change of control” occurs during the final year of the agreement, the term of the agreement shall be extended to the first anniversary of the date of the “change of control”. In addition, if there is a termination other than for “cause” or a resignation for “good reason” within one year of a “change of control” and if any payments or benefits received by, or to be received by, Mr. Prusch in connection with his termination of employment will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company shall pay Mr. Prusch a “gross-up payment” intended to compensate him fully for such tax pursuant to a formula set forth in the agreement.

      Mr. Mark S. Molina, Ms. Valerie J. Lyons, Ms. Sunday Lewis and Ms. Linda Howard, each of whom are executive officers of the Company, are each parties to separate Employment Agreements with the Company dated as of August 22, 2001. Unless earlier terminated, each of the agreements expires August 22, 2003. Mr. Grant Evans, an executive officer of the Company, is party to an Employment Agreement with the Company dated as of April 26, 1999 and amended as of August 22, 2001. Unless earlier terminated, Mr. Evans’ agreement expires April 26, 2002. Each of the foregoing agreements provides for the payment of a base salary, with increases in such base salary based upon annual reviews of the executive’s performance, and an annual cash incentive bonus based upon the financial performance of the Company and specific individualized performance objectives. Mr. Molina’s current annual base salary is $220,000 with a targeted bonus of $80,000. Ms. Lyons’ current annual base salary is $200,000 with a targeted bonus of $200,000; provided, however, that during her first year of her employment, 50% of Ms. Lyons’ bonus is guaranteed. Ms. Lewis’ current annual base salary is $200,000 with a targeted bonus of $100,000. Ms. Howard’s current annual base salary is $175,000 with a targeted bonus of $125,000. Mr. Evans’ current annual base salary is $207,000 with a targeted bonus of $50,000. He also receives an annual car allowance of $9,600. Each of the foregoing agreements provides that if the Company terminates the executive’s employment for any reason other for “cause” (as defined in each agreement) or a resignation for “good reason” (as defined in each agreement), the executive will (a) continue to receive, for 12 months following termination, such executive’s then current base salary; provided however, that the executive may elect to be paid such amount in one lump-sum payment; and (b) continue to receive certain medical, dental and life insurance benefits from the Company for 12 months following termination. Additionally, in the event of such termination or resignation, all options to purchase Common Stock granted to the executive by the Company will fully vest immediately and the executive shall have 12 months to exercise such options; provided, however, that in the case of Mr. Evans, only certain unvested options to purchase Common Stock will fully vest immediately, and Mr. Evans will have 12 months from the effective date of termination to exercise certain of his stock options and only three months from the effective date of termination to exercise stock options that are not expressly identified for a 12 month post-termination exercise period. Under each of these agreements, in the event of a “change in control” (as defined in each agreement) during the final 12 months of the agreement, the term of the agreement shall be extended to the first anniversary of the date of the “change in control”. In addition, if there is a termination other than for “cause” or a resignation for “good reason” within one year of such “change in control” and if any payments or benefits received by, or to be received by, the executive in connection with either the “change in control” or executive’s termination of employment will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then the Company shall pay the executive an additional “gross-up payment” intended to compensate such executive fully for such tax pursuant to a formula set forth in the agreement.

      Mr. Paul J. Bulger, formerly an Executive Vice President, Global Services Group of Identix Public Sector, Inc. (“IPS”), a wholly-owned subsidiary of the Company, is party to a Compensation Agreement dated as of May 11, 1999 with IPS. Pursuant to the agreement, and in connection with Mr. Bulger’s separation of employment from IPS in September of 2001, IPS paid Mr. Bulger a severance payment equal to five months’ base salary and assumed liability for the payment of certain future premiums for Mr. Bulger’s whole/split life insurance policy; provided, however, that the annual payment under such policy will not exceed $6,000 per year and the total aggregate payment will not exceed $48,000. At the time of his separation of employment with the Company, Mr. Bulger’s annual base salary was $220,000.

      Mr. Oscar R. Pieper, formerly the Company’s Vice President, Business Development, is party to an agreement with the Company dated as of April 26, 1999. Pursuant to the agreement, and in connection with Mr. Pieper’s separation of employment from the Company on July 12, 2001, all unvested options to purchase shares of Common Stock granted to Mr. Pieper immediately vested. Such options expire 90 days from the date of Mr. Pieper’s separation of employment. The Company will continue to pay Mr. Pieper his base salary and certain medical, dental and life insurance benefits for a period of 15 months from the date of separation of employment.

      Pursuant to his employment agreement with the Company dated as of June 21, 2000, and in connection with his separation of employment from the Company on July 12, 2001, all unvested options to purchase shares of Common Stock granted to Mr. Daniel H. Dellegrotti (formerly Vice President and General Manager, Imaging) immediately vested. Such options expire 90 days from the date of Mr. Dellegrotti’s separation of employment. The Company also forgave in full a $130,000 low-interest loan provided to Mr. Dellegrotti. The loan had been provided to compensate Mr. Dellegrotti for the loss of stock options that he surrendered as a result of his departure from his previous employer. In addition, an annuity policy immediately vested in Mr. Dellegrotti’s favor. The annuity policy was purchased by the Company at a cost of $332,982 and provided to Mr. Dellegrotti as a replacement for the loss of income he would have received as a pension payment from his previous employer. The Company will continue to pay Mr. Dellegrotti his base salary and certain medical, dental and life insurance benefits for a period of 12 months from the date of his separation of employment.

CERTAIN TRANSACTIONS

      Robert McCashin’s son, Robert J. McCashin, is employed by IPS as a Sales Executive. His annual salary is $90,000, plus commissions. In July 2001, he was granted options to purchase 5,100 shares of Common Stock. One hundred shares subject to these options vested immediately upon grant; the balance vest cumulatively at the rate of   1/48 per month over four years. The options have an exercise price equaling the fair market value of shares of Common Stock on the date of the grant.

      Mr. Pieper, formerly Vice President, Business Development, and a former executive officer of the Company, is the father-in-law of Grant E. Evans, an executive officer of the Company. Mr. Pieper received a severance package in connection with his termination of employment on July 12, 2001, as more fully described under “Employment Agreements” above.

      Patrick H. Morton is a member of the Board and its Audit Committee and Compensation Committee (see “Board Meetings and Committees” above) and presently owns 38% of Integrated Manufacturing Solutions, Inc. (“IMS”), a manufacturer of integrated circuit boards that provides manufacturing services to the Company. IMS billed the Company approximately $1,884,000, $2,920,000 and $2,798,000 in fiscal 2001, 2000 and 1999 respectively. Amounts outstanding to IMS at June 30, 2001 were approximately $33,000.

      The Company purchases certain complete biometric security IT products, R&D, engineering and administrative services from International Technology Concepts, Inc. Mr. Yury Shapiro and Mr. Yuri Khidekel, formerly executive officers of the Company and current officers of the Company, are each directors, officers and principal shareholders of International Technology Concepts, Inc. Mr. Khidekel and Mr. Shapiro beneficially own approximately 30% and 25%, respectively, of the shares of International Technology Concepts, Inc. International Technology Concepts, Inc. billed the Company approximately $3,389,000 and $3,080,000 in fiscal 2001 and 2000 respectively, and $360,000 in the last quarter of fiscal 1999. The Company did not purchase goods or services from IT Concepts prior to fiscal 1999. Amounts outstanding to IT Concepts at June 30, 2001 were approximately $287,000.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2002, and recommends that stockholders vote “FOR” ratification of such appointment. It is anticipated that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

OTHER MATTERS

      Management knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the Company that the persons named in the enclosed form of proxy vote the shares they represent as Management may recommend.

Dated: September 28, 2001

APPENDIX 1

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors of
Identix Incorporated — July 26, 2001

Composition:

      The audit committee shall be composed of three or more directors, as determined by the board of directors, each of whom shall meet the independence and financial literacy requirements of AMEX, or such other stock exchange as the company’s common stock is currently trading, and at least one of whom shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

      The board of directors may designate the chairman of the committee. If the board of directors does not designate the chairman, the committee members shall appoint their own chairperson by majority vote.

Responsibilities

      1. Recommend to the board of directors the selection of the independent auditor, evaluate the performance of the independent auditor and, if so determined by the audit committee, recommend to the board of directors replacement of the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the board of directors and the audit committee, as representatives of the stockholders.

      2. Ensure the receipt of, and evaluate, the written disclosures and the letter that the independent auditor submits to the audit committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor and, if so determined by the audit committee in response to such reports, recommend that the board of directors take appropriate action to address issues raised by such evaluation.

      3. Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

      4. Instruct management, the independent auditor and the internal auditor that the committee expects to be informed if there are any subjects that require special attention or if they perceive any significant weaknesses in the company’s information and reporting systems.

      5. Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including restrictions on the scope of activities, access to required information and the adequacy of internal financial controls.

      6. Review the management letter delivered by the independent auditor in connection with the audit.

      7. Meet quarterly with management and the independent auditor to discuss the quarterly financial statements prior to the filing of the Form 10-Q; provided that this responsibility may be delegated to the chairman of the audit committee.

      8. Meet at least once each year in separate executive sessions with management, the internal auditor and the independent auditor to discuss matters that any of them or the committee believes could significantly affect the financial statements and should be discussed privately.

      9. Have such meetings with management, the independent auditor and the internal auditor as the committee deems appropriate to discuss significant financial risk exposures facing the company and management’s plans for monitoring and controlling such exposures.

      10. Review significant changes to the company’s accounting principles and practices proposed by the independent auditor, the internal auditor or management.

      11. Review the scope and results of internal audits.

      12. Evaluate the performance of the internal auditor and, if so determined by the audit committee, recommend replacement of the internal auditor.

      13. Conduct or authorize such inquiries into matters within the committee’s scope of responsibility as the committee deems appropriate. The committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any such inquiries.

      14. Keep and maintain regular minutes of audit committee meetings and provide copies of such minutes to the board of directors. Report to the board of directors on any significant matters arising from the committee’s work.

      15. At least annually, review and reassess this charter and, if appropriate, recommend proposed changes to the board of directors.

      16. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

      17. In the performance of its responsibilities, the audit committee is the representative of the shareholders. However, it is not the responsibility of the audit committee, nor does the audit committee have the staff or resources, to plan or conduct audits, or to determine whether the company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

PROXY

For The Shares Of

IDENTIX INCORPORATED

A Delaware Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder of Common Stock and/or Preferred Stock of Identix Incorporated (the “Company”) hereby revokes all previous proxies, acknowledges receipt of the notice of the stockholders’ meeting to be held on October 25, 2001, and appoints Robert McCashin and Mark S. Molina, each of them, as proxy of the undersigned with power of substitution and revocation, to vote and otherwise represent all the shares of the undersigned at said meeting and any adjournment or postponement thereof with the same effect as if the undersigned were present and voting the shares. The shares represented by this proxy shall be voted as specified on the reverse side. If no choice is indicated, the shares will be voted FOR all proposals.

(Continued on other side.)

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Please mark your votes as indicated in this example	[X]

FOR
		all nominees	WITHHOLD
		listed (except	AUTHORITY
		as noted to the	to vote for the
		contrary)	nominees listed			FOR	AGAINST	ABSTAIN

1.	TO ELECT DIRECTORS: Nominees: 01 Robert McCashin 02 Patrick H. Morton 03 Randall Hawks, Jr. 04 James P. Scullion 05 John E. Major 06 Paul D. Clark 07 Milton E. Cooper 08 Malcom J. Gudis	[ ]	[ ]	2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending June 30, 2002	[ ]	[ ]	[ ]

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations, or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature	Date

Signature	Date

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[LOGO] VOTE BY TELEPHONE OR INTERNET [LOGO]
QUICK * * * EASY * * * IMMEDIATE
YOUR VOTE IS IMPORTANT! — YOU CAN VOTE IN ONE OF THREE WAYS:

1.     TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7 days a week.

There is NO CHARGE to you for this call. — Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form, and then follow the directions given.

or

2.     VOTE BY INTERNET: Follow the instructions at our Website Address: http://www.proxyvoting.com/IDX.

or

3.     TO VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

NOTE: If you vote by internet or telephone, THERE IS NO NEED TO MAIL BACK your proxy card.

THANK YOU FOR VOTING.